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                                                                    Exhibit 99.2

                                   PUBLICIS

STRICTLY CONFIDENTIAL
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le president du directoire

Board of Directors                                             November 10, 1997
True North Communications
101 East Erie Street
Chicago, IL. 60611
USA

Members of the Board:

Publicis was disappointed in August when we learned of True North's agreement to merge with Bozell. Publicis believes that True North's transaction with Bozell is contrary to the best interests of True North's stockholders, of which Publicis is by far the largest with 18.5% of True North's common stock. The acquisition does not solve True North's fundamental strategic weakness, which has been its failure to establish a global presence. Bozell is primarily a U.S.- based business with a weak international presence, and Publicis believes that its acquisition by True North will compound, rather than solve, True North's strategic weaknesses. As global marketers have increasingly demanded worldwide coverage, True North has continued to focus on its U.S. business and, as a result, we believe that True North now finds itself at a significant competitive disadvantage. In short, True North's proposed acquisition of Bozell does nothing to solve these problems, and we believe (based on the limited information that has been made available to date) that the price to be paid for Bozell significantly exceeds the value of Bozell's business. For these reasons, Publicis intends to oppose and vote against the merger of Bozell and True North.

As many of you know, Publicis has for some time believed that a combination of Publicis Communication's businesses with those of True North would create a powerful global presence with tremendous opportunities for growth. In November 1995, I made a presentation to the Board of True North in which the significant benefits of combining our two networks were clearly outlined. We at Publicis continue to believe that a merger between Publicis Communication and True North is in the best interests of both True North's and Publicis' stockholders and their respective clients and employees.



133. CHAMPS-ELYSEES 75008 PARIS. TEL.:(1) 44 43-70 00 Ligne Direct:(1) 44 43 70
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Board of Directors
True North Communications
Page 2 (of 3)



Merging our two companies' networks would create a combined entity with a very strong and creative presence in most of the world's significant markets, enabling us to deliver a complete range of services to global clients. Combining Publicis Communication and True North solves True North's fundamental strategic weakness by adding a strong international network which is a market leader in Europe. Although our two companies have had disagreements in the past, the mutual interests of our respective stockholders require us to put those differences aside and to work together to maximize the values that can be achieved by combining True North's and Publicis Communication's businesses.

After considering our options and reviewing the information that is available to us, we have concluded that the strategic advantages of a Publicis Communication/True North combination are too compelling for Publicis to ignore. Accordingly, I am writing to inform you that Publicis is prepared to propose a business combination between Publicis Communication and True North in which the each outstanding share of True North would be valued at US$28. Publicis is prepared to discuss with True North and its representatives the details of our proposal, including the cash and stock components of our US$28 valuation. We are ready to meet with the Board and its advisors to present our plans and to discuss transaction structures which maximize value for both True North's and Publicis' stockholders.

As I have repeatedly indicated to this Board and to senior management of True North, a combination of Publicis Communication and True North would be a strategically perfect fit. The two companies would represent a worldwide structure, better able to serve current clients and ideally positioned to offer the full range of services that today's global marketers expect. Publicis is prepared to discuss with you as soon as possible business combination transactions which would, we believe, create significantly greater short- and long-term value for True North's stockholders than your current merger with Bozell. We are prepared to leave our past disagreements behind us in order to pursue this opportunity, and we urge you to do the same for the benefit of the stockholders of both of our companies.









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Board of Directors
True North Communications
Page 3 (of 3)



We hope that you will view our proposal as we do--a unique opportunity for the stockholders of True North to maximize the value of their shares. The strategic benefits of the combination are undeniable and, we believe, far superior to the Bozell transaction, which ignores the strategic imperatives of our respective businesses. We would be willing to meet with you and your advisors at your earliest convenience to discuss our proposal and to answer any questions you may have. Our preferred course would be to negotiate a transaction that can be presented to our respective stockholders and clients as the amicable and joint effort of Publicis, True North and each of the companies' Boards of Directors and senior management.

I hope that each of you will give our proposal serious consideration, and I look forward to your reply. We stand ready to meet with the Board to present our plans.



Very truly yours,



/s/ Maurice Levy
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    Maurice Levy